UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ModivCare Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
Name of Person(s) Filing Proxy Statement, if other than the Registrant

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SUPPLEMENT

TO THE

PROXY STATEMENT DATED MAY 1, 2023,

AS SUPPLEMENTED ON MAY 8, 2023,

RELATING TO THE

ANNUAL MEETING OF STOCKHOLDERS

OF

MODIVCARE INC.

THAT IS SCHEDULED TO BE HELD ON JUNE 13, 2023

Dear Stockholders:

Modivcare Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on May 1, 2023 relating to the Company’s 2023 annual meeting of stockholders to be held on June 13, 2023, at 10:00 a.m. Mountain Daylight Time, at 6900 Layton Avenue, 12th Floor, Denver, CO 80237, and filed definitive additional materials with the SEC on May 8, 2023 to supplement the previously filed definitive proxy statement (together, our “Proxy”). The information included below further supplements the information included under the caption “Corporate Governance – Meetings of the Board of Directors and Committees” in our Proxy. We believe this update provides important information for stockholders to review in connection with their voting on the items included in our Proxy.

Supplemental Information to the Disclosure included under the Caption “Corporate Governance – Meetings of the Board of Directors and Committees” in our Proxy.

In our Proxy, the Company disclosed that David A. Coulter had attended fewer than 75% of the meetings of the Board held during 2022. While accurate and complete in all material respects, the Company does not believe that information should be considered in isolation as a proxy for director engagement. Significantly, for example, two of the missed Board meetings were held on less than the 24-hours’ notice required by our Bylaws. Two of the other missed Board meetings were expressly communicated to the directors as optional update meetings intended to inform the Board of developments in the period just after Mr. Sampson was appointed as Interim Chief Executive Officer. Importantly, Mr. Coulter conferred with Mr. Shackelton or Mr. Sampson about the substance of those updates to ensure that he was fully informed of the developments discussed at such meetings. To be clear, no material actions of the Board were taken at either of these informational update meetings. Finally, if these meetings were excluded from the calculation, Mr. Coulter would have attended more than 85% of the regular and special Board meetings held during the year.

Each of Institutional Shareholder Services (“ISS”) and Glass Lewis issued a report recommending a vote against the re-election of Mr. Coulter as a director because, we understand, he did not meet their 75% attendance threshold mandated by their respective guidelines. For the reasons described in this supplement, however, we believe Mr. Coulter’s absence from those meetings should be excused and not result in a vote against Mr. Coulter for re-election to the Board. The Board and management of the Company value Mr. Coulter’s perspective gained through his extensive experience as a senior executive of publicly traded financial services companies, and as a director of public and private companies, which provides critical insight to the Board on matters of interest related to capital markets, risk, compensation, corporate governance, and mergers and acquisitions.

We have requested that each of ISS and Glass Lewis issue an amended report based on this clarification reversing its recommendation and supporting Mr. Coulter’s re-election to the Board.   We respectfully request that all stockholders review this updated information and vote “FOR” the election of Mr. Coulter and each of our other director nominees.   We remind you that if you have already cast a vote contrary to our Board of Director’s recommendation on the foregoing matters (or have otherwise cast your vote), you may change your vote in accordance with the instructions included with the Proxy (see “Voting Procedures—Changing or Revoking Your Vote”).

On behalf of the Board of Directors and management of the Company, I extend our appreciation for your continued support.

L. Heath Sampson

President, Chief Executive Officer, Chief Financial Officer and Director